     As filed with the Securities and Exchange Commission on June 4, 2009
Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Borders Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3294588 (I.R.S. Employer Identification No.)
100 Phoenix Drive
Ann Arbor, Michigan 48108
(Address of Principal Executive Offices) (Zip Code)
Employment Agreement dated as of January 3, 2009
between Borders Group, Inc. and Ron Marshall
(Full Title of the Plan)
Thomas D. Carney, Esq.
Executive Vice President, Secretary and General Counsel
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
(734) 477-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of Registration
Registered	Registered(1)	Share(2)	Price (2)	Fee (2)
Common Stock	1,800,000 shares	$0.57	$1,026,000	$57.25

(1)	In addition to the shares of common stock set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions and antidilution provisions.

(2)	The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act.

Explanatory Note
          Borders Group, Inc. and Ron Marshall are parties to an Employment Agreement dated as of January 3, 2009 (the “Employment Agreement”) pursuant to which we agreed to employ Mr. Marshall as our President and Chief Executive Officer and Mr. Marshall was granted an option to purchase up to 1,800,000 shares of our common stock at an exercise price of $0.57 per share. This option grant was made as an inducement to Mr. Marshall to enter into the Employment Agreement and was not made pursuant to one of our existing equity compensation plans for directors, officers and employees. This Registration Statement covers the shares of our common stock issuable upon the exercise of the option granted to Mr. Marshall pursuant to his Employment Agreement.
PART I
ITEM 1. PLAN INFORMATION
          The documents containing the information specified in this Item 1 will be sent or provided as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424 under the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
          The documents containing the information specified in this Item 2 will be sent or provided as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
          The following documents filed by us with the Commission are hereby incorporated by reference in this Registration Statement:
(a)	Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed with the Commission on April 1, 2009;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009, filed with the Commission on June 4, 2009;

(c)	Current Reports on Form 8-K filed with the Commission on February 4, 2009, February 17, 2009, February 19, 2009, March 31, 2009 and May 26, 2009;

(d)	definitive Proxy Statement filed with the Commission on April 22, 2009; and

(e)	the description of our common stock contained in the Registration Statement on Form 8-B filed with the Commission on August 28, 1997.
          All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
          Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the common stock being registered hereby will be passed upon for us by Thomas D. Carney, Esq., our Executive Vice President, Secretary and General Counsel. As of the date of this Registration Statement, Mr. Carney beneficially owns 76,259 shares of common stock and holds options to purchase 194,990 additional shares of common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Article VIII of our articles of incorporation provides that we will be required to indemnify our directors and officers to the fullest extent authorized or permitted by the Michigan Business Corporation Act (the “ MBCA”), and that this right to indemnification will continue as to a person who has ceased to be a director or officer. We are not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless the proceeding was authorized and consented to by the board of directors or unless the proceeding is to enforce rights to indemnification. We may, by action by the board of directors, provide rights to indemnification to employees and agents similar to the foregoing indemnification of directors and officers. The right to indemnification conferred in Article VIII of our articles of incorporation includes the right of persons entitled to indemnification to received from us expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, subject to an undertaking, to the extent required by the MBCA, to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.
          Under Section 561, et seq., of the MBCA, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation (or such other entity) against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders, except that no indemnification shall be made for a claim, issue or matter in which the person has been found liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the relevant circumstances, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Reasonable expenses (including attorneys’ fees) incurred by a director, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on his or her behalf to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified by the corporation and a written affirmation by such person of his or her good faith belief that he or she is entitled to indemnification under the standards of conduct of the statute.
          We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer.
          Article VII of our articles of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for
•	any breach of the director’s duty of loyalty to the us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	a violation of Section 551(l) of the MBCA; or

•	any transaction from which the director derived an improper personal benefit.
          On November 21, 2008, our board of directors approved the form of an indemnification agreement to be entered into with each of our directors and officers. The principal purpose of the agreement was to confirm that the indemnification rights of officers and directors under Article VIII of our articles of incorporation will apply during and after the term of an individual’s service with our company, without regard to whether any actual or alleged occurrence or omission has occurred, or whether any claim has accrued or been made, before, during or after such term of service.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
          Not applicable.
ITEM 8. EXHIBITS.
          The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Thomas D. Carney, Executive Vice President, Secretary and General Counsel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thomas D. Carney (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page).
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)

that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, Borders Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 4th day of June, 2009.

BORDERS GROUP, INC.
/s/ Mark R. Bierley
Mark R. Bierley
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
          KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark R. Bierley and Thomas D. Carney, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on this June 4, 2009:

Name	Title
/s/ Ron Marshall	Chief Executive Officer and President
Ron Marshall	(Principal Executive Officer)

/s/ Mark R. Bierley	Executive Vice President and
Mark R. Bierley	Chief Financial Officer (Principal Financial
and Accounting Officer)

/s/ Michael G. Archbold Michael G. Archbold	Director

/s/ Donald G. Campbell Donald G. Campbell	Director

/s/ Joel J. Cohen Joel J. Cohen	Director

/s/ Amy B. Lane Amy B. Lane	Director

/s/ Brian T. Light Brian T. Light	Director

Name	Title
/s/ Richard McGuire Richard McGuire	Director, Non-Executive Chairman

/s/ Lawrence I. Pollock Lawrence I. Pollock	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Thomas D. Carney, Executive Vice President, Secretary and General Counsel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thomas D. Carney (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page).